J.P. Morgan & Co. Incorporated                                     JPMORGAN
60 Wall Street
New York, NY 10260-0060
NYSE: symbol: JPM

--------------------------------------------------------------------------------

News release: IMMEDIATE                                           April 14, 1999

J.P. MORGAN REPORTS FIRST QUARTER 1999 EARNINGS

J.P. Morgan today reported first quarter net income of $600 million, or $3.01 per share. This is an increase of 64% over first quarter 1998 operating income of $366 million, or $1.80 per share. The 1998 result excludes a charge related to restructuring of business activities. Return on equity in the first quarter was 22%, compared with 13% a year ago.

Other highlights for the first quarter:

o     Total revenues were up 25% from a year ago.

o Global Finance revenues rose 40%, reflecting strong client activity and gains from managing our market and credit risk exposures.

o Asset Management and Servicing revenues included a 13% increase in investment management fees; assets under management rose 11% to $321 billion.

o Proprietary Investments revenues of $97 million reflect lower results from proprietary investing and trading activities and from our equity investment portfolio.

o Excluding bonus accruals, core operating expenses were down $100 million and are on track toward our expense reduction target for the year. Total expenses rose 11%.

"Strong client activity across our business, continued progress on our key growth and productivity initiatives, and good returns from managing risk portfolios globally combined to produce an exceptional result," said Douglas A. Warner III, chairman.

   First quarter results at a glance       First quarter          Fourth quarter
--------------------------------------------------------------------------------
      In millions of dollars,
      except per share data              1999          1998             1998
--------------------------------------------------------------------------------
      Revenues                        $ 2,491       $ 1,997          $ 1,504
      Operating expenses               (1,567)       (1,632)(a)       (1,391)(a)
      Income taxes                       (324)         (128)             (24)
--------------------------------------------------------------------------------
      Net income                          600           237               89
      Net income per share            $  3.01       $  1.15          $  0.42
      Dividends declared per share    $  0.99       $  0.95          $  0.99
--------------------------------------------------------------------------------

(a) Includes charges of $215 million and $143 million related to restructuring of business activities and other cost reductions in the first and fourth quarters of 1998, respectively.

--------------------------------------------------------------------------------
Press contact:               Joseph M. Evangelisti                  212/648-9589
Investor contact:            Ann B. Patton                          212/648-9446

J.P. Morgan & Co. Incorporated         2


REVENUES BY SEGMENT
Revenues from client-focused activities up 32%

Revenues were $2.491 billion in the first quarter of 1999, up 25% from a year ago. Client-focused revenues, which are reported in the Global Finance and Asset Management and Servicing sectors, totaled $2.403 billion in the first quarter of 1999, up 32% from $1.817 billion a year ago. Revenues from Proprietary Investments were $97 million versus $290 million in first quarter 1998.

GLOBAL FINANCE revenues increased 40% to $2.032 billion in the first quarter of 1999 across regions and activities, reflecting the benefits of our diversified global franchise and an improvement in the market environment since the end of 1998.

o Investment Banking revenues were $258 million, up slightly from the 1998 first quarter. Continued strong growth in advisory revenues offset a decline in origination revenues from risk management products. J.P.Morgan was ranked sixth by Securities Data Co. in completed mergers and acquisitions worldwide, with a market share of 15.8%, and first in completed cross-border activity.

o Equities revenues of $288 million more than doubled from a year ago, driven by higher equity derivatives and underwriting revenues, and strong worldwide equity trading volumes. Our secondary market share continued to increase in the United States, Europe, and Latin America. We were ranked sixth by Securities Data Co. in U.S. lead equity underwriting with a market share of 5.7%.

o Foreign Exchange revenues were $81 million, down from a year ago mainly because of lower revenues from Asian markets.

o Interest Rate Markets revenues rose 14% to $581 million. Strong performance in securities and derivatives activities reflected favorable positioning and continued strength of client demand. Overall, results were well diversified and particularly robust in Asia.

o Credit Markets revenues were $696 million, up 91%. Revenues across activities rebounded from the fourth quarter because of narrowing credit spreads and recovering client demand. The increase over the year-ago quarter was primarily driven by strong results in Latin America, including gains on positions in Brazil taken in association with hedging our economic exposures.

o Credit Portfolio revenues increased 39% to $128 million. This primarily reflects lower costs related to the implementation of our credit strategy. Continued progress on this strategy resulted in the reduction of the economic capital employed in this business by 33% since December 31, 1997.

ASSET MANAGEMENT AND SERVICING revenues were up 2% to $371 million, driven by a 13% increase in investment management fees. Assets under management rose 11% to $321 billion at March 31, 1999, from a year ago.

J.P. Morgan & Co. Incorporated         3


Proprietary Investments revenues were $97 million, 67% lower than first quarter 1998.

o Proprietary Investing and Trading revenues were $119 million, down 55%. Total return - reported revenues and the change in net unrealized appreciation - was $83 million compared with $209 million in first quarter 1998. Lower results from Asian and U.S. markets were partially offset by strong results in European interest rate markets.

o Equity Investments recorded a loss of $22 million, primarily reflecting write-downs of Brazilian investments. Revenues were $26 million in the first quarter of 1998 when we posted net gains of $20 million.

CORPORATE ITEMS had negative revenues of $9 million, compared with negative revenues of $110 million in last year's first quarter. Hedges of anticipated foreign currency revenues and expenses had a gain of approximately $75 million, compared with a loss of approximately $30 million in the 1998 first quarter.

OPERATING EXPENSES

Core operating expense trends reflect progress on productivity initiatives

Operating expenses were $1.567 billion, compared with $1.632 billion in the first quarter of last year. The 1998 first quarter included a charge of $215 million in connection with restructuring initiatives. Excluding this charge, expenses rose 11% as higher bonus accruals reflecting our strong results more than offset lower pre-bonus operating expenses. Before bonus accruals, operating expenses were down $100 million. We are on track to achieve our previously stated $400 million pre-bonus expense reduction target for 1999. The firm's efficiency ratio was 63%, compared with 71% in the first quarter of last year excluding the charge.

Costs associated with the preparation for the Year 2000 and European Economic and Monetary Union were $25 million, down from $55 million. Software costs of $29 million were capitalized rather than expensed because of a change in accounting rules, and are not included in 1999 expenses or our expense reduction target.

CREDIT DEVELOPMENTS

Our allowances for credit losses for traditional credit products totaled $572 million at March 31, 1999, compared with $595 million at the end of 1998. Net charge-offs of $23 million in the first quarter were primarily related to one counterparty in the United States. At March 31, 1999, management believed the allowances for credit losses for traditional credit products were appropriately stated.

Derivatives in our trading portfolio are carried at fair value, which includes credit considerations, and are not covered by our allowances.

Total emerging market exposures in Asia and Latin America were consistent with levels at the end of 1998.

J.P. Morgan & Co. Incorporated         4


MARKET RISK DEVELOPMENTS

During the first quarter, market conditions stabilized from the fourth quarter's extreme conditions, which were characterized by sharp increases in volatilities, illiquidity, and breakdowns in historical correlations. Daily earnings at risk
(DEaR) in our trading activities was $34 million at March 31, 1999, versus $35 million at year-end 1998; the first quarter reflected higher levels of trading positions offset by lower volatilities. The DEaR for our investment portfolio, which consists largely of U.S. government agency securities, was $24 million as of March 31, 1999, versus $72 million at December 31, 1998. The decline reflects lower volatility versus the previous quarter, as well as a reduction in the size and underlying interest rate risk in the portfolio.

CAPITAL

During the first quarter, we increased our capital flexibility through a reduction in credit and investment portfolio risk. The firm purchased approximately $110 million of its common stock, or 900,000 shares in total. These purchases were part of the December 1998 authorization to repurchase $750 million of common stock subject to market conditions and other factors. These purchases may be made periodically in 1999 or beyond in the open market or through privately negotiated transactions.

At March 31, 1999, under the Federal Reserve Board market risk capital guidelines for calculation of risk-based capital ratios, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 8.1% and 12.1%, respectively; the estimated leverage ratio was 4.4%. At December 31, 1998, J.P. Morgan's tier 1 and total risk-based capital ratios were 8.0% and 11.7%, respectively, and the leverage ratio was 3.9%.

At March 31, 1999, stockholders' equity of $11.630 billion included $10 million of net unrealized appreciation on debt investment and marketable equity investment securities, net of the related tax liability of $3 million. This compares with $147 million of net unrealized appreciation at December 31, 1998, net of the related tax liability of $87 million. The net unrealized depreciation on debt investment securities was $26 million at March 31, 1999, compared with an unrealized appreciation of $125 million at December 31, 1998. The decline primarily related to decreases in the value of U.S. government and agency securities. The net unrealized appreciation on marketable equity investment securities was $39 million at March 31, 1999, and $109 million at December 31, 1998.

                         #         #         #

J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

J.P. Morgan & Co. Incorporated         5


This release may contain forward-looking statements. Our statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from these statements. For a discussion of the risks and uncertainties, please refer to our 1998 Annual Report.

Attached are the financial summary; interim consolidated financial statements, which are unaudited; summary of segment revenues; investment banking revenue table; and asset quality tables. J.P. Morgan news releases, including quarterly financial results, are available on the Internet at www.jpmorgan.com.

J.P. Morgan & Co. Incorporated         6


FINANCIAL SUMMARY
J. P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

Dollars in millions, except share data

                                                                                        Fourth
                                                           First Quarter                Quarter
                                              ------------------------------------  --------------
                                                  1999               1998               1998
                                              --------------------------------------------------
Net Income                                            $600          (a)  $237          (b)   $89

PER COMMON SHARE
Net income
    Basic                                            $3.24          (a) $1.26          (b) $0.44
    Diluted                                           3.01          (a)  1.15          (b)  0.42
Dividends declared                                    0.99               0.95               0.99
Book value (c)                                      $56.66             $56.55             $55.01
------------------------------------------------------------------------------------------------
Common shares issued and outstanding
    at period-end                              176,696,808        177,933,414        175,006,281
------------------------------------------------------------------------------------------------
Weighted-average number of common
    and dilutive potential common shares
    outstanding                                196,382,735        198,189,458        194,155,078
------------------------------------------------------------------------------------------------
Dividends declared on common stock                    $175               $169               $173
Dividends declared on preferred stock                    9                  9                  9
------------------------------------------------------------------------------------------------
Annualized rate of return on average
    common stockholders' equity (d)                   22.3  %       (a)   8.6  %       (b)   3.1  %
As % of period-end total assets:
    Common equity                                      4.1  %             4.0  %             4.0  %
    Total equity                                       4.3                4.3                4.3
------------------------------------------------------------------------------------------------
Regulatory capital ratios
    Tier 1 risk-based capital ratio            (e)     8.1  %             7.5  %             8.0  %
    Total risk-based capital ratio             (e)    12.1               11.1               11.7
    Leverage ratio                             (e)     4.4                4.0                3.9
Risk-adjusted assets                           (e) 144,618            150,565            140,182
------------------------------------------------------------------------------------------------
AVERAGE BALANCES
    Debt investment securities (f)                 $33,833            $24,100            $30,129
    Loans                                           27,513             32,540             28,567
    Total interest-earning assets                  197,243            209,779            205,703
    Total assets                                   270,163            279,657            286,486
    Total interest-bearing liabilities             190,416            205,867            199,579
    Total liabilities                              258,713            268,167            275,379
    Common stockholders' equity                     10,756             10,796             10,413
    Total stockholders' equity                      11,450             11,490             11,107
Net interest earnings before provision
  (fully taxable basis)                                409                351                348
Net yield on interest-earning assets                  0.84  %            0.68  %            0.67  %
------------------------------------------------------------------------------------------------
Employees at period-end                             15,100             16,534             15,674
------------------------------------------------------------------------------------------------

(a) Excluding the 1998 first quarter after tax charge of $129 million ($215 million before tax) related to the restructuring of business activities: net income was $366 million; basic and diluted earnings per share (EPS) were $1.97 and $1.80, respectively; and the annualized rate of return on average common stockholders' equity was 13.4% (including the impact of Statement of Financial Accounting Standards (SFAS) No. 115) and 14.0% (excluding the impact of SFAS No.
115) for the three months ended March 31, 1998.

(b) Excluding the 1998 fourth quarter after tax charge of $86 million ($143 million before tax) related to cost reduction programs: net income was $175 million; basic and diluted earnings per share (EPS) were $0.92 and $0.86, respectively; and the annualized rate of return on average common stockholders' equity was 6.4% (including the impact of SFAS No. 115) and 6.4% (excluding the impact of SFAS No. 115) for the three months ended December 31, 1998.

(c) Excluding the impact of SFAS No. 115, the book value per common share was $56.56, $54.30, and $54.24, at March 31, 1999, March 31, 1998, and December 31,
1998, respectively.

(d) Excluding the impact of SFAS No. 115, the annualized rate of return on average common stockholders' equity was 22.5%, 8.9%, and 3.1% for the three months ended March 31, 1999, March 31, 1998, and December 31, 1998, respectively.

(e) Regulatory capital ratios and risk-adjusted assets are estimates at March 31, 1999.

(f) Average debt investment securities are computed on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

J.P. Morgan & Co. Incorporated         7


CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions, except share data

                                                                     Three months ended
                                           --------------------------------------------------------------------
                                            March 31      March 31        Increase/    December 31    Increase/
                                                1999          1998 (a)   (Decrease)           1998   (Decrease)
                                           --------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue                              $2,757        $3,262           ($505)         $3,024       ($267)
Interest expense                               2,368         2,926            (558)          2,701        (333)
--------------------------------------------------------------------------------------------------------------

Net interest revenue                             389           336              53             323          66


Provision for loan losses                         --            --              --              85         (85)
--------------------------------------------------------------------------------------------------------------

Net interest revenue after provision
   for loan losses                               389           336              53             238         151


NONINTEREST REVENUES
Trading revenue                                1,134           896             238             520         614
Investment banking revenue                       390           346              44             381           9
Investment management revenue                    246           211              35             220          26
Fees and commissions                             214           190              24             179          35
Investment securities (loss)/revenue             (41)           43             (84)            (42)          1
Other revenue/(loss)                             159           (25)            184               8 (b)     151
--------------------------------------------------------------------------------------------------------------
Total noninterest revenues                     2,102         1,661             441           1,266         836

Total revenues, net of interest expense
   and provisions for credit losses            2,491         1,997             494           1,504         987

OPERATING EXPENSES
Employee compensation and benefits             1,096         1,003              93             801         295
Net occupancy                                     82           151             (69)            124         (42)
Technology and communications                    247           301             (54)            305         (58)
Other expenses                                   142           177             (35)            161         (19)
--------------------------------------------------------------------------------------------------------------
Total operating expenses                       1,567         1,632 (c)         (65)          1,391 (d)     176

Income before income taxes                       924           365             559             113         811
Income taxes                                     324           128             196              24         300
--------------------------------------------------------------------------------------------------------------
Net income                                       600           237             363              89         511

PER COMMON SHARE
Net income
     Basic                                     $3.24         $1.26           $1.98           $0.44       $2.80
     Diluted                                    3.01          1.15            1.86            0.42        2.59
Dividends declared                              0.99          0.95            0.04            0.99          --
--------------------------------------------------------------------------------------------------------------

(a) Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet reserve or allowance captions - which included an adjustment for trading derivatives needed to determine fair value, an allowance for loan losses and an allowance for off-balance-sheet financial instruments such as commitments, standby letters of credit, and guarantees - were shown as reclassifications. Reclassifications had no impact on net income, and accordingly, were not shown on the income statement. Subsequent to July 1,1998, reclassifications across balance sheet captions for allowances are reflected as provisions and reversals of provisions in the "Consolidated statement of income." If reclassifications prior to July 1, 1998 were included in the "Consolidated statement of income," the captions on the income statement for the first quarter of 1998 would change with no impact on net income as follows:
Provision for loan losses would be a negative (income) $50 million and Trading revenue would decrease by $50 million.

(b) Fourth quarter 1998 includes a negative provision of $60 million related to a decrease in our allowance for credit losses for off-balance-sheet financial instruments.

(c) First quarter 1998 includes a pretax charge of $215 million ($129 million after tax) related to the restructuring of business activities which was recorded as follows: $140 million in Employee compensation and benefits, related to severance; $70 million in Net occupancy, related to real estate write-offs; and $5 million in Technology and communications, related to equipment write-offs.

(d) Fourth quarter 1998 includes a pretax charge of $143 million ($86 million after tax) related to cost reduction programs which was recorded as follows:
$101 million in Employee compensation and benefits, related to severance and $42 million in Net occupancy, related to real estate write-offs.

J.P. Morgan & Co. Incorporated         8


CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions, except share data                                                                          March 31     December 31
                                                                                                            1999            1998
                                                                                                   -----------------------------
ASSETS
Cash and due from banks                                                                                $   1,450       $   1,203
Interest-earning deposits with banks                                                                       2,188           2,371
Debt investment securities available-for-sale carried at fair value (cost: $32,132 at March 1999
   and $36,107 at December 1998)                                                                          32,106          36,232
Equity investment securities                                                                               1,096           1,169
Trading account assets                                                                                   119,853         113,896
Securities purchased under agreements to resell ($27,700 at March 1999
   and $31,056 at December 1998) and federal funds sold                                                   29,430          31,731
Securities borrowed                                                                                       39,248          30,790
Loans, net of allowance for loan losses of $447 at March 1999 and $470 at December 1998                   25,785          25,025
Accrued interest and accounts receivable                                                                   6,220           7,689
Premises and equipment, net of accumulated depreciation of $1,360 at March 1999
   and $1,350 at December 1998                                                                             1,903           1,881
Other assets                                                                                               9,791           9,080
--------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                             269,070         261,067
--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                                    841           1,242
   In offices outside the U.S.                                                                               557             563
Interest-bearing deposits:
   In offices in the U.S.                                                                                  7,027           7,724
   In offices outside the U.S.                                                                            48,379          45,499
--------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                            56,804          55,028
Trading account liabilities                                                                               76,527          70,643
Securities sold under agreements to repurchase ($61,736 at March 1999
   and $62,784 at December 1998) and federal funds purchased                                              61,910          63,368
Commercial paper                                                                                           9,533           6,637
Other liabilities for borrowed money                                                                      12,413          12,515
Accounts payable and accrued expenses                                                                      7,711           9,859
Long-term debt not qualifying as risk-based capital                                                       22,916          23,037
Other liabilities, including allowance for credit losses of $125                                           3,074           2,999
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                         250,888         244,086
Liabilities qualifying as risk-based capital:
Long-term debt                                                                                             5,402           4,570
Company-obligated mandatorily redeemable preferred securities of subsidiaries                              1,150           1,150
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                        257,440         249,806

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,000,000)
   Adjustable-rate cumulative preferred stock, $100 par value (issued and outstanding: 2,444,300)            244             244
   Variable cumulative preferred stock, $1,000 par value (issued and outstanding: 250,000)                   250             250
   Fixed cumulative preferred stock, $500 par value (issued and outstanding: 400,000)                        200             200
Common stock, $2.50 par value (authorized shares: 500,000,000; issued: 200,934,737 at
   March 1999 and 200,873,067 at December 1998)                                                              502             502
Capital surplus                                                                                            1,249           1,252
Common stock issuable under stock award plans                                                              1,439           1,460
Retained earnings                                                                                         10,022           9,614
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                                10             147
   Foreign currency translation, net of taxes                                                                (47)            (46)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                          13,869          13,623
Less: treasury stock (24,237,929 shares at March 1999 and 25,866,786 at December 1998)                     2,239           2,362
--------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                11,630          11,261
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                               269,070         261,067
--------------------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated         9


CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York
--------------------------------------------------------------------------------

In millions, except share data                                                                March 31      December 31
                                                                                                  1999            1998
                                                                                      --------------------------------
ASSETS
Cash and due from banks                                                                      $   1,415       $   1,147
Interest-earning deposits with banks                                                             2,170           2,372
Debt investment securities available-for-sale carried at fair value                              6,581           3,634
Trading account assets                                                                          93,719          90,770
Securities purchased under agreements to resell and federal funds sold                          30,392          33,316
Securities borrowed                                                                              8,187           8,193
Loans, net of allowance for loan losses of $446 at March 1999 and $470 at December 1998         25,646          24,876
Accrued interest and accounts receivable                                                         5,170           3,898
Premises and equipment, net of accumulated depreciation of $1,164 at March 1999
    and $1,160 at December 1998                                                                  1,725           1,703
Other assets                                                                                     8,791           5,337
----------------------------------------------------------------------------------------------------------------------
Total assets                                                                                   183,796         175,246
----------------------------------------------------------------------------------------------------------------------
LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                          866           1,232
   In offices outside the U.S.                                                                     559             572
Interest-bearing deposits:
   In offices in the U.S.                                                                        7,051           7,749
   In offices outside the U.S.                                                                  50,126          46,668
----------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                  58,602          56,221
Trading account liabilities                                                                     67,693          64,776
Securities sold under agreements to repurchase and federal funds purchased                      19,200          14,916
Other liabilities for borrowed money                                                             7,588           8,646
Accounts payable and accrued expenses                                                            5,483           6,123
Long-term debt not qualifying as risk-based capital                                             10,301          10,358
Other liabilities, including allowance for credit losses of $125                                 1,040             542
----------------------------------------------------------------------------------------------------------------------
                                                                                               169,907         161,582
Long-term debt qualifying as risk-based capital                                                  3,146           3,186
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                              173,053         164,768

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2,500,000)                                      --              --
Common stock, $25 par value (authorized shares: 11,000,000; issued and
   outstanding: 10,599,027)                                                                        265             265
Surplus                                                                                          3,305           3,305
Undivided profits                                                                                7,120           6,836
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                      99             118
   Foreign currency translation, net of taxes                                                      (46)            (46)
----------------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                      10,743          10,478
----------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                     183,796         175,246
----------------------------------------------------------------------------------------------------------------------

Member of the Federal Reserve System and the Federal Deposit Insurance Corporation.

SUMMARY OF SEGMENT REVENUES
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

The tables below reflect our current management reporting structure. Prior period amounts have been restated from the presentation appearing in our 1998 Annual Report to reflect organizational changes in the first quarter of 1999. Specifically, dealer and market making activities in the currencies and local-currency denominated government securities of emerging countries in Eastern Europe and Asia, as well as related derivatives, are now reflected in Interest Rate Markets. These activities were previously included in Credit Markets. With the exception of this change, the segment presentation is consistent with that appearing in our 1998 Annual Report. This change did not have a significant impact on the full year 1996 segment revenues. For a description of our segments, please refer to the J.P. Morgan & Co. 1998 Annual Report.

                                         First         First                    Fourth
                                       Quarter       Quarter    Increase/      Quarter    Increase/
In millions                               1999          1998   (Decrease)         1998   (Decrease)
--------------------------------------------------------------------------------------------------
 Investment Banking                       $258          $251          $7          $265         ($7)
 Equities                                  288           135         153           180         108
 Foreign Exchange                           81           105         (24)           72           9
 Interest Rate Markets                     581           508          73           400         181
 Credit Markets                            696           364         332           130         566
 Credit Portfolio                          128            92          36            25         103
--------------------------------------------------------------------------------------------------
 GLOBAL FINANCE                          2,032         1,455         577         1,072         960
 ASSET MANAGEMENT AND SERVICING            371           362           9           353          18
 Equity Investments                        (22)           26         (48)           47         (69)
 Proprietary Investing and Trading         119           264        (145)          192         (73)
--------------------------------------------------------------------------------------------------
 PROPRIETARY INVESTMENTS                    97           290        (193)          239        (142)
 Corporate Items                            (9)         (110)        101          (160)(a)     151
--------------------------------------------------------------------------------------------------
 TOTAL REVENUES                          2,491         1,997         494         1,504         987
--------------------------------------------------------------------------------------------------

The following table summarizes segment revenues for each of the four quarters of 1998 and the full years of 1998 and 1997.

                                     First      Second        Third       Fourth         Full          Full
                                   Quarter     Quarter      Quarter      Quarter         Year          Year
In millions                           1998        1998         1998         1998         1998          1997
------------------------------------------------------------------------------------------------------------
Investment Banking                    $251        $247         $238         $265       $1,001          $768
Equities                               135         244          141          180          700           465
Foreign Exchange                       105         167          142           72          486           465
Interest Rate Markets                  508         455          206          400        1,569         1,287
Credit Markets                         364         238         (140)         130          592           841
Credit Portfolio                        92         136           97           25          350           447
------------------------------------------------------------------------------------------------------------
GLOBAL FINANCE                       1,455       1,487          684        1,072        4,698         4,273
ASSET MANAGEMENT AND SERVICING         362         393          383          353        1,491         1,384
Equity Investments                      26         102          160           47          335           399
Proprietary Investing and Trading      264         103          147          192          706           895
------------------------------------------------------------------------------------------------------------
PROPRIETARY INVESTMENTS                290         205          307          239        1,041         1,294
Corporate Items                       (110)         68(b)       (73)(c)     (160)(a)     (275)(d)       269
------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                       1,997       2,153        1,301        1,504        6,955         7,220
------------------------------------------------------------------------------------------------------------

(a)   Includes a net provision for credit losses of $25 million.

(b) Includes a pretax gain of $131 million related to the sale of the firm's global trust and agency services business.

(c) Includes a net provision for credit losses of $75 million, and a pretax gain of $56 million related to the sale of the firm's investment management business in Australia.

(d) Includes pretax gains of $187 million related to business sales (see notes b and c), and net provisions for credit losses of $100 million (see notes a and c).

J.P. Morgan & Co. Incorporated         11


INVESTMENT BANKING REVENUE
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions
--------------------------------------------------------------------------------
                              ADVISORY AND      UNDERWRITING    TOTAL INVESTMENT
                            SYNDICATION FEES      REVENUE        BANKING REVENUE
--------------------------------------------------------------------------------
First Quarter 1999               $221              $169              $390

First Quarter 1998                191               155               346

Fourth Quarter 1998               212               169               381

--------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated         12
ASSET QUALITY


IMPAIRED LOANS
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

                                                   March 31,    December 31,   March 31,
In millions                                             1999        1998 (a)    1998 (a)
----------------------------------------------------------------------------------------
Impaired loans:
   Commercial and industrial                            $ 34          $ 25          $52
   Banks                                                  --            --            2
   Other, primarily other financial institutions          67            97           28
---------------------------------------------------------------------------------------

Total impaired loans                                     101           122           82
---------------------------------------------------------------------------------------

(a) Certain reclassifications were made to conform with the categorization used in Bank regulatory filings.

ALLOWANCES FOR CREDIT LOSSES
J.P. Morgan & Co. Incorporated

Allowance for loan losses
------------------------------------------------------------------------------------------------------
                                                  First Quarter     First Quarter      Fourth Quarter
In millions                                                1999              1998                1998
------------------------------------------------------------------------------------------------------
Beginning balance                                         $ 470             $ 546               $ 404
------------------------------------------------------------------------------------------------------
Provision for credit losses                                   -                 -                  85
------------------------------------------------------------------------------------------------------
Reclassifications (a)                                         -               (50)                  -
------------------------------------------------------------------------------------------------------
Recoveries                                                    5                 9                   6
Charge-offs: (b)
   Commercial and industrial                                 (3)              (23)                 (6)
   Banks                                                      -               (29)                (17)
   Other, primarily other financial institutions            (25)               (1)                 (2)
------------------------------------------------------------------------------------------------------
Net charge-offs                                             (23)              (44)                (19)
------------------------------------------------------------------------------------------------------
Ending balance                                              447               452                 470
------------------------------------------------------------------------------------------------------

(a) See note a on page 7.

(b) Charge-offs include losses on loan sales, primarily banks and other financial institutions, of $25 million, $26 million, and $16 million for the three months ended March 31, 1999 and 1998, and December 31, 1998, respectively.

Components of the allowance for loan losses
----------------------------------------------------------------------------------------------------
                                                    March 31,        December 31,         March 31,
In millions                                              1999                1998              1998
----------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.             $  7               $  29              $ 24
Specific counterparty components outside the U.S.           5                   5                19
----------------------------------------------------------------------------------------------------
Total specific counterparty                                12                  34                43
----------------------------------------------------------------------------------------------------
Specific country                                           49                  93               116
Expected loss                                             208                 228               175
General                                                   178                 115               118
----------------------------------------------------------------------------------------------------
Total allowance                                           447                 470               452
----------------------------------------------------------------------------------------------------

Allowance for off-balance-sheet financial instruments
-------------------------------------------------------------------------------------------
                                       First Quarter     First Quarter      Fourth Quarter
In millions                                     1999              1998                1998
-------------------------------------------------------------------------------------------
Beginning balance                              $ 125             $ 185               $ 185
-------------------------------------------------------------------------------------------
Negative provision for credit losses               -                 -                 (60)
-------------------------------------------------------------------------------------------
Ending balance                                   125               185                 125
-------------------------------------------------------------------------------------------

Components of the allowance for off-balance-sheet financial instruments
----------------------------------------------------------------------------------------------------
                                                    March 31,        December 31,         March 31,
In millions                                              1999                1998              1998
----------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.             $  2                $  1              $ --
Specific counterparty components outside the U.S.           3                   2                 2
----------------------------------------------------------------------------------------------------
Total specific counterparty                                 5                   3                 2
----------------------------------------------------------------------------------------------------
Specific country                                            3                  30                23
Expected loss                                              63                  66                71
General                                                    54                  26                89
----------------------------------------------------------------------------------------------------
Total allowance                                           125                 125               185
----------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated         13


EXPOSURES TO EMERGING COUNTRIES
J.P. Morgan & Co. Incorporated
(preliminary)

The following tables present exposures to certain emerging markets based on management's view of total exposure as of March 31, 1999.

The management view takes into account the following cross-border and local exposures: the notional or contract value of loans, commitments to extend credit, securities purchased under agreements to resell, interest-earning deposits with banks; the fair values of trading account assets (cash securities and derivatives, excluding any collateral we hold to offset these exposures) and investment securities; and other monetary assets. It also considers the impact of credit derivatives, at their notional or contract value, where we have bought or sold credit protection outside of the respective country. Trading assets reflect the net of long and short positions of the same issuer. Management's view differs from bank regulatory rules, which are established by the Federal Financial Institutions Examination Council (FFIEC), because of its treatment of credit derivatives, trading account short positions, and the use of fair value versus cost of investment securities. In addition, management does not net local funding or liabilities against any local exposures as allowed by the FFIEC.

By type of financial instrument
------------------------------------------------------------------------------------------------------------------------------------
                                                                              Credit                  Total
In billions                                           Deriva-   Other out-   deriva-      Commit-    cross-        Local       Total
March 31, 1999                               Loans      tives    standings     tives        ments    border     exposure    exposure
------------------------------------------------------------------------------------------------------------------------------------
China                                        $ --        $0.1        $ --      $ --         $ --       $0.1        $ --         $0.1
Hong Kong                                      0.6        0.1          0.3      (0.2)         0.1       0.9          0.4         1.3
Indonesia                                      0.1        --           --        --           0.1       0.2          --          0.2
Malaysia                                       --         --           0.1      (0.1)         --        --           --          --
Philippines                                    --         0.1          0.1       --           --        0.2          --          0.2
Singapore                                      --         0.1          0.2      (0.2)         --        0.1          0.1         0.2
South Korea                                    0.5        1.3          0.4      (0.5)         --        1.7          --          1.7
Taiwan                                         --         --           --        --           0.1       0.1          --          0.1
Thailand                                       --         0.1          0.1       --           --        0.2          --          0.2
Other                                          0.1        --           --       (0.1)         --        --           --          --
------------------------------------------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                 1.3        1.8          1.2      (1.1)         0.3       3.5          0.5         4.0
------------------------------------------------------------------------------------------------------------------------------------

Argentina                                      0.1        0.3          0.6      (0.3)         --        0.7          0.5         1.2
Brazil                                         0.4        --           0.3      (0.3)         --        0.4          1.4         1.8
Chile                                          0.4        --           0.1       --           --        0.5          --          0.5
Colombia                                       0.2        --           0.3       --           --        0.5          --          0.5
Mexico                                         0.6        0.3          0.5      (0.5)         --        0.9          0.7         1.6
Other                                          0.5        0.1          0.2      (0.1)         0.1       0.8          --          0.8
------------------------------------------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean   2.2        0.7          2.0      (1.2)         0.1       3.8          2.6         6.4
------------------------------------------------------------------------------------------------------------------------------------

By type of counterparty
-------------------------------------------------------------------------------------------------
In billions                                                      Govern-
March 31, 1999                                        Banks        ments        Other       Total
-------------------------------------------------------------------------------------------------
China                                                 $ --         $ --          $0.1        $0.1
Hong Kong                                               0.1          0.3          0.9         1.3
Indonesia                                               --           0.1          0.1         0.2
Malaysia                                                --           --           --          --
Philippines                                             --           --           0.2         0.2
Singapore                                               0.1          --           0.1         0.2
South Korea                                             0.9          0.5          0.3         1.7
Taiwan                                                  0.1          --           --          0.1
Thailand                                                0.2          --           --          0.2
Other                                                   --           --           --          --
-------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                          1.4          0.9          1.7         4.0
-------------------------------------------------------------------------------------------------

Argentina                                               --           0.6          0.6         1.2
Brazil                                                  0.2          0.6          1.0         1.8
Chile                                                   --           --           0.5         0.5
Colombia                                                --           0.1          0.4         0.5
Mexico                                                  0.1          0.2          1.3         1.6
Other                                                   0.2          0.1          0.5         0.8
-------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean            0.5          1.6          4.3         6.4
-------------------------------------------------------------------------------------------------

(a) Total exposures to Japan, based upon management's view, were $6.6 billion at March 31, 1999. Total exposures to South Africa, based upon management's view, were $1.0 billion at March 31, 1999.